Exhibit 99.1

PRESS RELEASE

ENERGY TRANSFER PARTNERS, L.P.

AGREES TO ACQUIRE TITAN PROPANE

Dallas, Texas – April 20, 2006 – Energy Transfer Partners, L.P. (NYSE:ETP) announced today that it has signed an agreement to acquire all of the propane operations of Titan Energy Partners LP and Titan Energy GP LLC. The transaction is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act and the approval of the limited partners of Titan Energy Partners LP. The acquisition is expected to close on or about June 1, 2006. Based upon the projected acquisition values at the time of Closing and the current number of outstanding Partnership common units, the Partnership expects this transaction to be immediately accretive at a value of approximately $0.10 to $0.15 per common unit. The all-cash transaction will initially be financed through borrowings under the Partnership’s Revolving Credit Facility.

The Titan propane assets primarily consist of retail propane operations in 33 states. The operations are conducted from 146 district locations, and represent quality assets located in high growth areas of the U.S. For fiscal year 2005, Titan sold more than 200 million gallons to over 325,000 customers. The addition of the Titan assets will expand the Partnership’s retail propane operations into six additional states and several new operating territories in which it currently does not have operations. This expansion will further reduce the impact on the propane operations from weather patterns in any one area of the U.S., while continuing the Partnership’s focus on conducting its retail propane operations in attractive high-growth areas.

Energy Transfer Partners, L.P. is a publicly traded partnership owning and operating a diversified portfolio of energy assets. The Partnership’s natural gas transportation and storage operations include approximately 11,700 miles of natural gas gathering and transportation pipelines, natural gas treating and processing assets located in Texas and Louisiana, and three natural gas storage facilities located in Texas. The Partnership is one of the five largest retail marketers of propane in the United States, serving more than 700,000 customers from 321 customer service locations in 34 states extending from coast to coast.

Energy Transfer Equity, L.P. (NYSE:ETE) owns the general partner interests, 50% of the incentive distribution rights and approximately 33% of the outstanding limited partner interests of Energy Transfer Partners, L.P.

This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on the Partnership’s website at www.energytransfer.com. For more information, please contact H. Michael Krimbill, President and Chief Financial Officer, at 918-492-7272.